NSAR ITEM 77O
VK Trust for Insured Municipal
10f-3 Transactions



Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1      State of Rhode Island  PaineWebber  2,210,000     7.849    12/6/00







Underwriters for #1
PaineWebber Incoporated
Morgan Stanley Dean Witter
Salomon Smith Barney
Carolan & Co.
Roosevelt & Cross Incorporated